[KPMG Letterhead]



                         Independent Auditors' Consent

The Board of Trustees
InnSuites Hospitality Trust:

We consent to incorporation by reference in the registration statement on Form S-8 of InnSuites Hospitality Trust (the "Trust") of our report dated May 5, 2000, relating to the consolidated balance sheets of the Trust as of January 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the two-year period ended January 31, 2000, which report appears in the January 31, 2000 annual report on Form 10-K/A of the Trust.


                                /s/  KPMG LLP


Phoenix, Arizona
September 18, 2000